Exhibit 99.2
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC COMMERCIAL TRUST	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com
PMC COMMERCIAL TRUST ANNOUNCES
COST REDUCTION INITIATIVES AND
SHARE REPURCHASE PROGRAM
PMC Commercial Trust
NYSE ALTERNEXT US (Symbol: “PCC”)

Dallas, Texas	October 15, 2008
PMC Commercial Trust’s (“PMC Commercial” or the “Company”) Board of Trust Managers (the “Board”) announced that it is undertaking a number of cost reduction initiatives. These initiatives include streamlining the Company’s sales, credit and servicing, as well as outsourcing some functions. These initiatives are expected to result in one-time severance related charges of approximately $1.8 million to be recorded in the third quarter (approximately $1.6 million) and fourth quarter (approximately $0.2 million) and the elimination of approximately 25% of the Company’s workforce.
Lance B. Rosemore, Chairman of the Board and Chief Executive Officer, stated “These types of actions are never easy and result in difficult situations for individuals. However, we believe these steps are necessary to be a stronger company in this difficult environment. Despite recent Federal market intervention, a general lack of liquidity remains in the marketplace and there is no certainty as to when liquidity will return. We have been profitable each quarter since our inception and are confident that these actions will strengthen our profitability by reducing operating costs and better positioning the Company to take advantage of market conditions as and when they stabilize. Unlike many of our competitors, we did not use excessive leverage or risky lending practices to ramp up our assets under management. As a result, we only have $24.0 million in debt outstanding under our $45.0 million revolving credit facility, which matures December 31, 2009. We also have a conservative outstanding debt-to-equity ratio below 0.5 to 1.0. We have been, and for the near term will be, focusing exclusively on SBA 7(a) lending. Our actions were motivated by our desire to align more closely our assets and management resources with our ongoing strategic direction. Our actions have resulted in an increase in both SBA 7(a) commitments and fundings.”
The Company also announced that Andrew S. Rosemore, Executive Vice President, Chief Operating Officer and a Trust Manager of the Company, has resigned from his positions with the Company effective October 15. He will continue in a consulting role to ensure a smooth transition. Moving forward, Jan F. Salit, the Company’s Executive Vice President, Chief Investment Officer and Assistant Secretary has been appointed as the Company’s Chief Operating Officer.

PMC Commercial’s Board has also authorized up to $10.0 million for the repurchase of the Company’s outstanding common shares of beneficial interest over the next two years. The Company may purchase the shares from time to time in the open market or pursuant to negotiated transactions subject to applicable law.
Jan F. Salit, Executive Vice President and Chief Operating Officer, stated “We believe that the share repurchase program represents an attractive and appropriate investment and use of our working capital, which will enhance shareholder value. The programs that are being implemented should provide stability to our future earnings. As a result, our Board feels confident that the current $0.225 per share quarterly dividend will be maintained for the next year.”
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates,” “will” or words of similar import. Similarly, statements that described the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements can be subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuation of its shares, which could cause actual results to differ materially from those currently anticipated. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.